Exhibit 99.1

FROM:  P.A.M. TRANSPORTATION SERVICES, INC.
P.O. BOX 188
Tontitown, AR 72770
Robert W. Weaver
(479) 361-9111
P.A.M. TRANSPORTATION SERVICES, INC.
ANNOUNCES RESULTS FOR THE FOURTH QUARTER
AND YEAR ENDED DECEMBER 31, 2008

Tontitown, Arkansas, February 20, 2009......P.A.M. Transportation Services, Inc. (NASDAQ:  PTSI) today reported net loss of $11,423,986 or diluted and basic loss per share of $1.19 for the quarter ended December 31, 2008, and net loss of $18,764,885 or diluted and basic loss per share of $1.94 for the year ended December 31, 2008. These losses include significant non-cash write downs of $11.9 million ($1.25 per share) during the fourth quarter and $14.2 million ($1.48 per share) for the 2008 year. These results compare to net loss of $839,909 or diluted and basic loss per share of $0.08, and net income of $2,653,491 or diluted and basic earnings per share of $0.26, respectively, for the quarter and year ended December 31, 2007.

Operating revenues were $84,014,264 for the fourth quarter of 2008, a 17.8% decrease compared to $102,162,120 for the fourth quarter of 2007. Operating revenues were $406,722,502 for the year ended December 31, 2008, a 0.5% decrease compared to $408,841,190 for the year ended December 31, 2007.

Robert W. Weaver, President of the Company, commented, “We are pleased to see that our prior cost reduction efforts returned the trucking operation to operational profitability before certain write downs in the fourth quarter of 2008. Net income was $0.05 per share before non-cash charges. The Company’s fourth quarter 2008 loss per share of $1.19 included non-cash charges triggered by the current equity market, including our own market capitalization, and general economic conditions. These charges, net of tax, included:

1)
The one-time write off of the entire $10.2 million ($1.07 per share) balance of goodwill on our balance sheet. This write off relates to an annual test for goodwill impairment performed by the Company that is required by Generally Accepted Accounting Standards and was the result of our market capitalization falling significantly below our net asset value.

2)	A $0.9 million ($0.10 per share) write down of equity investments to market value.

3)	A $0.7 million ($0.07 per share) write down to market value of equipment held for sale.

4)	A $0.1 million ($0.01 per share) write down of accounts receivable to net realizable value due to customer bankruptcies.

These items, $11.9 ($1.25 per share) million in total, necessitated by fair value financial reporting requirements, moved the Company from a positive net income, to the loss ultimately reported. While these non-cash charges negatively impacted our earnings and certain assets and equity, we remain confident with the strength of our balance sheet. As of December 31, 2008, our debt to equity ratio was 0.33:1 and our tangible book value per share was $16.52.

Although our fourth quarter was operationally profitable, we did experience a precipitous decline in freight demand in November and December. In light of this unprecedented decrease in freight demand, the Company has intensified its focus on cost reduction and cash conservation measures including fleet size and personnel reductions, decreasing capital expenditures, salary decreases for management personnel, pay and hiring freezes on all non-driving staff and line item focus on expense controls. While these are difficult decisions, they are necessary due to what has proven to be an extremely persistent recessionary economy.

Thus far in 2009, we have seen no indication the economic environment will change in the near term. As such, we will continue to pursue cost reduction and efficiency measures to meet these challenging times. In doing so, we must not compromise the superior service our customers demand and are accustomed to. I commend all of our employees for their dedicated efforts to meet these challenges during this demanding time.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)
	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Revenue, before fuel surcharge	$70,455,192	$84,985,721	$323,271,851	$351,701,108
Fuel surcharge	13,559,072	17,176,399	83,450,651	57,140,082
	84,014,264	102,162,120	406,722,502	408,841,190

Operating expenses and costs:
Salaries, wages and benefits	26,932,623	34,282,069	123,960,969	135,605,769
Fuel expense	21,209,776	32,077,856	140,530,995	114,241,966
Operating supplies and expenses	7,519,725	7,382,804	30,514,463	30,845,136
Rent and purchased transportation	9,177,812	9,472,002	39,887,166	38,717,543
Depreciation	9,903,446	9,173,789	37,477,351	38,759,047
Goodwill impairment charge	15,413,137	-	15,413,137	-
Operating taxes and licenses	3,460,491	4,311,350	15,936,574	17,520,558
Insurance and claims	3,520,445	4,305,447	16,018,199	17,590,666
Communications and utilities	643,434	799,467	2,868,371	3,113,378
Other	1,384,224	2,001,685	5,118,888	7,129,738
Loss (gain) on disposition of equipment	25,276	(21,267)	951,427	(48,449)
Total operating expenses and costs	99,190,389	103,785,202	428,677,540	403,475,352

Operating (loss) income	(15,176,125)	(1,623,082)	(21,955,038)	5,365,838

Interest expense	(714,271)	(669,958)	(2,428,563)	(2,453,090)
Non-operating (expense) income	(1,399,619)	1,099,384	(4,996,170)	1,707,211

(Loss) income before income taxes	(17,290,015)	(1,193,656)	(29,379,771)	4,619,959
Income tax (benefit) expense	(5,866,029)	(353,747)	(10,614,886)	1,966,468

Net (loss) income	$(11,423,986)	$(839,909)	$(18,764,885)	$2,653,491

Diluted (loss) earnings per share	$(1.19)	$(0.08)	$(1.94)	$0.26

Average shares outstanding – Diluted	9,563,803	10,077,287	9,682,727	10,238,706

	Quarter Ended December 31,		Year Ended December 31,
Truckload Operations	2008	2007	2008	2007

Total miles	47,430,688	60,311,315	221,449,962	246,800,564
Operating ratio*	113.52%	102.22%	105.53%	98.56%
Empty miles factor	7.26%	6.71%	7.28%	6.50%
Revenue per total mile, before fuel surcharge	$1.32	$1.28	$1.31	$1.29
Total loads	75,961	90,688	345,128	355,694
Revenue per truck per work day	$578	$659	$593	$628
Revenue per truck per week	$2,890	$3,295	$2,965	$3,140
Average company trucks	1,871	1,996	1,949	2,027
Average owner operator trucks	35	56	44	57

Logistics Operations
Total revenue	$7,654,959	$7,868,956	$33,706,321	$33,786,056
Operating ratio	187.32%	98.84%	117.65%	97.68%

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* Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.